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                                                                   Exhibit 10.17

                               SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT (this "Agreement"), dated as of May 29, 2003, is made and entered by and between Novell, Inc., a Delaware corporation (the "Company"), and Ronald W. Hovsepian (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

         WHEREAS, the Company currently maintains the Novell, Inc. Senior Management Severance Plan (the "Severance Plan") which provides severance benefits to participants on account of a termination of employment with the Company related to, and unrelated to, a change in control;

         WHEREAS, the Executive is a participant in the Severance Plan and is eligible to receive severance benefits under the Severance Plan;

         WHEREAS, the Board (as defined below) has taken action to terminate the Severance Plan as of November 1, 2003;

         WHEREAS, the Board has determined that appropriate alternative arrangements should be taken to encourage the continued attention and dedication of Executive to his assigned duties without distraction;

         WHEREAS, as a result of the termination of the Severance Plan and in consideration of the Executive's continued employment with the Company and the Executive's agreement to waive any rights he may have to receive severance compensation and benefits under the Severance Plan, the Company desires to provide Executive with certain compensation and benefits set forth in this Agreement in order to ameliorate the financial and career impact on Executive in the event the Executive's employment with the Company is terminated for a reason related to, or unrelated to, a Change in Control (as defined below) of the Company; and

         WHEREAS, the Executive agrees to waive any rights he may have under the Severance Plan.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

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1.       Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

         (a) "Base Pay" means the greater of (i) Executive's annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately preceding Executive's Termination Date, or (ii) Executive's highest annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect in any of the three (3) full calendar years preceding Executive's Termination Date.

         (b)      "Board" means the Board of Directors of the Company.

         (c)      "Cause":

                  (i) For purposes of Involuntary Termination Prior to a Change in Control, means a determination by the Company's Chief Executive Officer or Senior Vice President-People, in either case with legal advice and consultation of the Company's Senior Vice President - General Counsel, acting in his authority as the Company's general counsel, that Executive has committed any of the following acts:

                           (A)      continued violations of the Executive's
obligations which are demonstrably willful or deliberate on the Executive's part after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company's belief that the Executive has willfully or deliberately violated his obligations to the Company;

                           (B)      engaging in willful misconduct which is
injurious to the Company or any Subsidiary;

                           (C)      committing a felony, an act of fraud against
or the misappropriation of property belonging to the Company or any Subsidiary;

                           (D)      breaching, in any material respect, terms of
any confidentiality or proprietary information agreement between the Executive and the Company; or

                           (E)      committing a material violation of the
Company's Code of Business Ethics or Employee Conduct and Standards Policy, as either or both are in effect from time to time by the Company.

                  (ii) For purposes of Involuntary Termination Associated With a Change in Control, means a determination by the Board that Executive has committed any of the following acts:

                           (A)      the Executive has been convicted of a
criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary; or

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                           (B)      the Executive has committed intentional
wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; and any such act has been demonstrably and materially harmful to the Company. For purposes of this subparagraph (B), no act on the part of the Executive will be deemed "intentional" if it was due primarily to an error in judgment or negligence, but will be deemed "intentional" if done by the Executive not in good faith and without reasonable belief that the Executive's action was in the best interest of the Company.

Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for "Cause" under this subsection (ii) unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board then in office at a meeting of the Board, finding that, in the good faith opinion of the Board, the Executive has committed an act constituting "Cause," as herein defined, and specifying the particulars thereof in detail. Prior to any such determination, Executive shall be provided with reasonable notice of such pending determination and Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), shall be provided with the opportunity to be heard before the Board makes any such determination. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

         (d) "Change in Control" means the occurrence of any of the following events:

                  (i) the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this Section 1(d)(i), the following acquisitions will not constitute a Change in
Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 1(d)(ii), below), (B) any acquisition by the Company of Voting Stock of the Company, (C) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(d)(iii), below; and provided, further, that a Change in Control will not occur if any Person becomes the beneficial owner of 25% or more of the combined voting power of the Voting Stock of the Company solely as a result of an issuance of Voting Stock described in clause (A) of this Section 1(d)(i) or an acquisition of Voting Stock described in clause (B) of this Section 1(d)(i) unless and until such Person thereafter acquires beneficial ownership of Voting Stock of the Company that causes the aggregate percent of the combined voting power of the Voting Stock of the Company then owned beneficially by such Person to exceed the percent of the combined voting power of Voting Stock of the Company owned beneficially by such Person immediately after such issuance or acquisition described in clause (A) or (B) of this Section 1(d)(i);

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                  (ii)     individuals who, as of the date hereof, constitute
the Board (the "Incumbent Board," as modified by this Section 1(d)(ii)), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                  (iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (B) no Person (other than the Company; such entity resulting from such Business Combination; any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination; or any Person who immediately prior to such Business Combination beneficially owned directly or indirectly 25% or more of the combined voting power of the voting stock of the Company and whose ownership of such Voting Stock did not result in a Change in Control under Section 1(d)(i)) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                  (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(d)(iii).

         (e) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

         (f)      "Code" means the Internal Revenue Code of 1986, as amended.

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         (g)      "Constructive Termination Associated With a Change in Control"
means the termination of the Executive's employment with the Company by Executive as a result of the occurrence of one of the following events as a result of a Change in Control:

                  (i) without the Executive's express written consent, the failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or an equivalent office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law of or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company and/or a Subsidiary (or any successor thereto) if the Executive has been a Director of the Company and/or a Subsidiary immediately prior to the Change in Control;

                  (ii) without the Executive's express written consent, the failure of the Company to remedy any of the following within ten (10) business days after receipt by the Company of written notice thereof from the Executive:
(A) an adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay, or (C) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof;

                  (iii) without the Executive's express written consent, a determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive unable to carry out, has hindered the Executive's performance of, or has caused the Executive to suffer a reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within ten (10) business days after written notice to the Company from the Executive of such determination;

                  (iv) without the Executive's express written consent, the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumes all duties and obligations of the Company under this Agreement pursuant to Section 15(a);

                  (v) without the Executive's express written consent, a requirement by the Company that the Executive have his principal location of work changed to any location that is in excess of thirty-five (35) miles from the location thereof immediately

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prior to the Change in Control, or that the Executive travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Executive in any of the three (3) full years immediately prior to the Change in Control; or

                  (vi) without limiting the generality or effect of the foregoing, without the Executive's express written consent, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within ten (10) business days after receipt by the Company of written notice from the Executive of such breach.

In no event shall the termination of Executive's employment with the Company on account of the Executive's death or Disability or because the Executive engaged in conduct constituting Cause be deemed to be a Constructive Termination Associated With a Change in Control.

         (h) "Constructive Termination Prior to a Change in Control" means the termination of Executive's employment with the Company by the Executive as a result of:

                  (i) without the Executive's express written consent, a comprehensive and substantial reduction in all or most of the Executive's primary duties, authority and responsibilities compared to the Executive's duties, authority and responsibilities immediately prior to such reduction;

                  (ii) without the Executive's express written consent, a significant reduction in the Executive's Base Pay compared to the Executive's Base Pay in effect immediately prior to such reduction; provided, however, that a reduction in the Executive's Base Pay of less than twenty percent (20%) or a reduction in the Executive's Base Pay that is part of an overall reduction in compensation also applied to other senior executives of the Company as a result of decreased business performance by the Company or one of its business units, shall not constitute a Constructive Termination Prior to a Change in Control; or

                  (iii) without the Executive's express written consent, the failure of the Company to obtain the assumption of this Agreement by any successors.

In no event shall the termination of Executive's employment with the Company on account of the Executive's death or Disability or because the Executive engaged in conduct constituting Cause be deemed to be a Constructive Termination Prior to a Change in Control.

         (i) "Disability" means the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive.

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         (j)      "Employee Benefits" means the perquisites, benefits and
service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including, without limitation, any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder.

         (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (l) "Incentive Pay" means the greater of: (i) Executive's maximum Target Bonus for which Executive was eligible during the period that includes the Termination Date, or (ii) the highest aggregate bonus or incentive payment paid to Executive during any of the three (3) full calendar years prior to his Termination Date. For purposes of this definition, "Target Bonus" means the annual bonus, incentive, commission or other sales incentive compensation, or comparable incentive payment opportunity which, in the sole discretion of the Company, is deemed to constitute a Target Bonus, in addition to Base Pay, for which Executive was eligible to receive, but did not receive prior to his Termination Date, in regard to services rendered in the year covered by Executive's Termination Date and is to be made pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. For purposes of this definition, "Incentive Pay" does not include any stock option, stock appreciation, stock purchase, restricted stock or similar plan, program, arrangement or grant, one time bonus or payment (including, but not limited to, any sign-on bonus), any amounts contributed by the Company for the benefit of Executive to any qualified or nonqualified deferred compensation plan, whether or not provided under an arrangement described in the prior sentence, or any amounts designated by the parties as amounts other than Incentive Pay.

         (m) "Involuntary Termination Associated With a Change in Control" means the termination of Executive's employment related to a Change in Control:
(i) by the Company for any reason other than Cause, the Executive's death or the Executive's Disability, or (ii) on account of a Constructive Termination Associated with a Change in Control.

         (n) "Involuntary Termination Prior to a Change in Control" means the termination of Executive's employment unrelated to a Change in Control: (i) by the Company for any reason other than Cause, the Executive's death or the Executive's Disability, or (ii) on account of a Constructive Termination Prior to a Change in Control.

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         (o)      "Restricted Business" means,

                  (i) if the Executive is entitled to severance benefits under this Agreement on account of an Involuntary Termination Prior to a Change in Control, (A) the design, development, manufacture, marketing or support of local or wide area network products, computer operating systems, applications products, software products or services that enable organizations to more effectively conduct business using the Web, or any other software products of the type designed, developed, manufactured, sold or supported by the Company or as proposed to be designed, developed, manufactured, sold or supported by the Company pursuant to a development project that is actually being pursued during the term of this Agreement; (B) any business that performs technology and consulting services that help businesses develop and accelerate their transition to Internet-based e-business solutions and processes, or management services that assist businesses in improving their operating processes; or (C) any business that competes directly or indirectly with the hardware, software or consulting businesses of the Company.

                  (ii) if the Executive is entitled to severance benefits under this Agreement on account of an Involuntary Termination Associated With a Change in Control, any business function with a direct competitor of the Company that is substantially similar to the business function performed by the Executive with the Company immediately prior to his Termination Date.

         (p) "Restricted Territory" means the counties, towns, cities or states of any country in which the Company operates or does business.

         (q) "Severance Period" means the twelve (12) month period after the Executive's Termination Date.

         (r)      "Subsidiary" means any Company controlled affiliate.

         (s) "Termination Date" means the last day of Executive's employment with the Company.

         (t) "Termination of Employment" means, except as provided in the following sentence, the termination of Executive's active employment relationship with the Company on account of an Involuntary Termination Prior to a Change in Control or an Involuntary Termination Associated With a Change in Control. For purposes of the non-solicitation provision of Section 11 of the Agreement, the term "Termination of Employment" shall mean the termination of Executive's employment relationship with the Company for any reason, including, but not limited to, the Executive's Involuntary Termination Prior to a Change in Control, Involuntary Termination Associated With a Change in Control, voluntary termination, termination on account of Disability, or termination by the Company for Cause.

         (u) "Voting Stock" means securities entitled to vote generally in the election of directors.

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2.       Termination Prior to a Change in Control.

         (a) Involuntary Termination Prior to a Change in Control. In the event Executive's employment is terminated on account of an Involuntary Termination Prior to a Change in Control, Executive shall be entitled to the benefits provided in subsection (b) of this Section 2.

         (b) Compensation and Benefits Upon Involuntary Termination Prior to a Change in Control. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 2 occurs, the Company shall pay and provide to the Executive after his Termination Date:

                  (i) 150% of his Base Pay, payable in equal installments over the Severance Period, consistent with the Company's past payroll practices, commencing with the first payroll period that occurs after the period during which Executive's right to revoke his acceptance to the terms of the Release has expired. Notwithstanding the foregoing, the Company may determine, in its sole discretion and at any time, to provide that the amounts payable under this subsection (i) shall be paid to Executive in a lump sum, as opposed to installments over the Severance Period.

                  (ii) Executive shall receive his pro rated Incentive Pay for the year in which his Termination of Employment occurs. The pro rated Incentive Pay shall be based on the Executive's Incentive Pay for the year in which Executive's Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365. Such pro rated Incentive Pay shall be paid to Executive in equal installments over the Severance Period, consistent with the Company's past payroll practices, commencing with the first payroll period that occurs after the period during which Executive's right to revoke his acceptance to the terms of the Release has expired. Notwithstanding the foregoing, the Company may determine, in its sole discretion and at any time, to provide that the amounts payable under this subsection (ii) shall be paid to Executive in a lump sum, as opposed to installments over the Severance Period.

                  (iii) For a period of twelve (12) months following his Termination Date, Executive shall continue to receive the medical and dental coverage in effect on his Termination Date (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). If the Executive does not receive the cash payment described in the preceding sentence, the Company shall take all commercially reasonable efforts to provide that the COBRA health care continuation coverage period under section 4980B of the Code, shall commence immediately after the foregoing twelve (12) month benefit period, with such

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continuation coverage continuing until the earlier of (i) the end of the applicable COBRA health care continuation coverage period or (ii) the date on which Executive is covered by the medical and dental coverage of his successor employer, if any.

                  (iv) With respect to any Company stock options held by the Executive as of the date of such Involuntary Termination Prior to a Change in Control, the Company shall accelerate the vesting of that portion of the Executive's stock options, if any, which would have vested and become exercisable within the one (1) year period after the Executive's Termination Date, such options, plus any other options that previously became exercisable and have not expired or been exercised, to remain exercisable, notwithstanding anything in any other agreement governing such options, for the longer of (A) a period of six (6) months after the Executive's Termination Date, or (B) the period set forth in the award agreement covering the option; provided, however, that in no event will the option be exercisable beyond its original term.

                  (v) With respect to any shares of Company common stock held by the Executive that are, at the time of such Involuntary Termination Prior to a Change in Control, subject to the Company's repurchase right upon termination of the Executive's employment ("Restricted Stock"), the Company shall waive such repurchase right as to the number of shares of Restricted Stock that would have vested within the one (1) year period after the Executive's Termination Date.

                  (vi) To cover the cost of outplacement assistance services for Executive that are actually provided by an outplacement agency selected by Executive, for which the Company provides prior approval, with such approval not to be unreasonably withheld, in an amount not to exceed twenty percent (20%) of the Executive's Base Pay.

                  (vii) Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

3.       Termination Associated With a Change in Control.

         (a) Involuntary Termination Associated With a Change in Control. In the event Executive's employment is terminated after, or in connection with, a Change in Control, on account of (i) an Involuntary Termination Associated With a Change in Control within the two year period after the Change in Control, or (ii) an Involuntary Termination Associated With a Change in Control that occurs (A) not more than six (6) months prior to the date on which a Change in Control occurs or (B) following the commencement of any discussion with a third person that ultimately results in a Change in Control, Executive shall be entitled to the benefits provided in subsection (b) of this Section 3. If Executive is entitled to benefits described in this Section 3 by reason of clause (a)(ii) above, Executive shall receive the compensation and benefits described in Section 2(b) above after his Termination of Employment, in accordance with the provisions of Section 2(b), regardless of whether the Change in Control actually occurs,

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and Executive shall receive the additional compensation and benefits described in Section 3(b) below only if the Change in Control is consummated and shall receive such additional amounts after the consummation of the Change in Control, in accordance with the provisions of Section 3(b) below. For purposes of subsection 3(a)(ii)(B) above, to be eligible to receive amounts described in
Section 3(b) below, the Change in Control must be consummated within the twelve
(12) month period following Executive's Termination Date, except in circumstances pursuant to which the consummation of the Change in Control is delayed, through no failure of the Company or the third person, by a governmental or regulatory authority or agency with jurisdiction over the matter, or as a result of other similar circumstances. In such a circumstance, the remaining of the twelve (12) month period shall be tolled and shall recommence upon termination of the delaying event.

         (b) Compensation and Benefits Upon Involuntary Termination Associated With a Change in Control. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 3 occurs, the Company shall pay and provide to the Executive after his Termination
Date:

                  (i)      Lump sum payment equal to (A) 2 times Base Pay, plus
(B) 2 times Incentive Pay. Payment shall be made within thirty (30) days after Executive's Termination Date (or the end of the revocation period for the Release, if later).

                  (ii) Executive shall receive his pro rated Incentive Pay for the year in which his Termination of Employment occurs. The pro rated Incentive Pay shall be based on the Executive's Incentive Pay for the year in which Executive's Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365. Such pro rated Incentive Pay shall be paid to Executive in a lump sum within thirty (30) days after the effective date of the termination (or the end of the revocation period for the Release, if later).

                  (iii) For a period of twenty-four (24) months following his Termination Date, Executive shall continue to receive the medical and dental coverage in effect on his Termination Date (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). If the Executive does not receive the cash payment described in the preceding sentence, the Company shall take all commercially reasonable efforts to provide that the COBRA health care continuation coverage period under section 4980B of the Code, shall commence immediately after the foregoing twenty-four (24) month benefit period, with such continuation coverage continuing until the earlier of (i) the end of the applicable COBRA health care continuation coverage period or (ii) the date on which Executive is covered by the medical and dental coverage of his successor employer, if any.

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                  (iv)     Lump sum payment equal to the total amount that
Executive would have received under the Company's 401(k) plan as a Company match if Executive was eligible to participate in the Company's 401(k) plan for the twenty-four (24) month period after his Termination Date and he contributed the maximum amount to the plan for the match. Payment shall be made within thirty
(30) days after Executive's Termination Date (or the end of the revocation period for the Release, if later).

                  (v) Lump sum payment equal to the total premiums that the Company would have paid under Executive's split-dollar life insurance policy, if any, that is in effect immediately prior to his Termination Date, if Executive was employed by the Company for the twenty-four (24) month period following Executive's Termination Date; provided, however, that if the remaining length of the term of the split-dollar arrangement pursuant to which the Company must make premium payments is less than the foregoing twenty-four (24) month period, Executive shall only receive a lump sum payment equal to the remaining Company premiums for the term of the arrangement. Payment shall be made within thirty
(30) days after Executive's Termination Date (or the end of the revocation period for the Release, if later). Notwithstanding the foregoing, no payment shall be made to Executive pursuant to this subsection (v) if on the Executive's Termination Date, either Executive does not have a split-dollar life insurance policy with the Company or the Company has no obligations to make premium contributions to Executive's split-dollar life insurance policy.

                  (vi) Lump sum payment equal to twenty percent (20%) of the Executive's Base Pay in order to cover the cost of outplacement assistance services for Executive. Payment shall be made within thirty (30) days after Executive's Termination Date (or the end of the revocation period for the Release, if later).

                  (vii) Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

         (c) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all stock options, Restricted Stock and other equity rights held by the Executive will become fully vested and/or exercisable, as the case may be, on the date on which the Change in Control occurs, and all stock options held by the Executive shall remain exercisable, notwithstanding anything in any other agreement governing such options, for the longer of (i) a period of twenty-four
(24) months after the Executive's Termination Date, or (ii) the period set forth in the award agreement covering the option; provided, however, that in no event will the option be exercisable beyond its original term.

4. Termination of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of Disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not be considered to have terminated employment under this

Agreement and shall not receive benefits pursuant to Sections 2 and 3 hereof. If Executive's employment terminates on account of Cause or because of his death, Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Sections 2 and 3 hereof.

5. Release. Notwithstanding the foregoing, no such payments shall be made or benefits provided unless Executive executes, and does not revoke, the Company's standard written release, substantially in the form as attached hereto as Annex A, (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued or become entitled to a benefit) or a termination thereof.

6. Enforcement. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

7.       Certain Additional Payments by the Company.

         (a) The provisions of this Section 7 shall apply notwithstanding anything in this Agreement to the contrary. Subject to subsection (b) below, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Code, the Company shall pay Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.

         (b) Notwithstanding subsection (a), and notwithstanding any other provisions of this Agreement to the contrary, if the net after-tax benefit to Executive of receiving the Gross-Up Payment does not exceed the Safe Harbor Amount (as defined below) by more than 10% (as compared to the net-after tax benefit to Executive resulting from elimination of the Gross-Up Payment and reduction of the Payments to the Safe Harbor Amount), then (i) the Company shall not pay Executive the Gross-Up Payment and (ii) the provisions of subsection (c) below shall apply. The term "Safe Harbor Amount" means the maximum dollar amount of parachute payments that may be paid under section 280G of the Code without imposition of an excise tax under section 4999 of the Code.

         (c) The provisions of this subsection (c) shall apply only if the Company is not required to pay Executive a Gross-Up Payment as a result of subsection (b) above. If the Company is not required to pay Executive a Gross-Up Payment as a result of the provisions of subsection (b), the Company will apply a limitation on the Payment amount as set forth in subsection (i) below (a "Parachute Cap") if the application of the Parachute Cap is beneficial to Executive, according to the following provisions:

                  (i) If subsection (ii) does not apply, the aggregate present value of the Payments under Section 3 of this Agreement ("Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the limitation of deduction under section 280G of the Code. For purposes of this Section 7, "present value" shall be determined in accordance with section 280G(d)(4) of the Code.

                  (ii) It is the intention of the parties that the Parachute Cap apply only if application of the Parachute Cap is beneficial to Executive. Therefore, if the net amount that would be retained by Executive under this Agreement without the Parachute Cap, after payment of any excise tax under section 4999 of the Code, exceeds the net amount that would be retained by Executive with the Parachute Cap, then the Company shall not apply the Parachute Cap to Executive's payments. In that event, neither the Parachute Cap nor the Gross-Up Payment will apply to Executive.

         (d) All determinations to be made under this Section 7 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control ("Accounting Firm"), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and Executive within ten days of Executive's termination date. If any Gross-Up Payment is required to be made, the Company shall make the Gross-Up Payment within ten days after receiving the Accounting Firm's calculations. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

         (e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 7 shall be borne solely by the Company.

8. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

9. Legal Fees and Expenses. In the event of a Change in Control, it is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if a Change in Control occurs and it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under Section 3(b) of the Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted frivolously, in bad faith or with no colorable claim of success. Such expenses will be paid by the Company as they are incurred by Executive.

10. Confidentiality. The Executive hereby covenants and agrees that he will not disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information (as defined below) of the Company. For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Executive's breach of this Section 10) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, consulting solutions and processes, and all other secrets and all other information of a confidential or proprietary nature which is protected by the Uniform Trade Secrets Act. For purposes of the preceding two sentences, the term "Company" will also include any Subsidiary (collectively, the "Restricted Group"). The foregoing obligations imposed by this Section 10 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public, or
(iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

11. Covenants Not to Compete and Not to Solicit. In the event of Executive's Termination of Employment, the Company's obligations to provide severance pay as provided in Sections 2 and 3 shall be expressly conditioned upon the Executive's covenants not to compete and not to solicit as provided herein. In the event the Executive breaches his obligations to the Company as provided herein, the Company's obligations to make severance payments to Executive pursuant to Sections 2 and 3 shall cease, without prejudice to any other remedies that may be available to the Company.

         (a)      Covenant Not to Compete.

                  (i) If Executive is receiving compensation and benefits under Section 2(b) above, then for a period of nine (9) months following Executive's Termination Date, the Executive shall not directly or indirectly, engage in (whether as employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Board. For this purpose, ownership of no more than 5% of the outstanding Voting Stock of a publicly traded corporation shall not constitute a violation of this provision.

                  (ii) If Executive is receiving compensation and benefits under Section 3(b) above (or subsequently becomes entitled to severance under Section 3(b) above because of a termination described in Section 3(a)(ii)), then for a period of one (1) year following Executive's Termination Date, the Executive shall not directly or indirectly, engage in (whether as employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Board. For this purpose, ownership of no more than 5% of the outstanding Voting Stock of a publicly traded corporation shall not constitute a violation of this provision.

         (b) Covenant Not to Solicit. The Executive shall not, for a period of two (2) years after the Executive's Termination Date for any reason: (i) solicit, encourage or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company; or
(ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company. The foregoing shall not prohibit Executive or any entity with which Executive may be affiliated from hiring a former employee of the Company, provided that such hiring results exclusively from such former employee's affirmative response to a general recruitment effort.

         (c) Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants, one for each county, town, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

         (d)      Reasonableness. In the event that the provisions of this
Section 11 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

12. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

13. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

14. Term of Agreement. This Agreement shall continue in full force and effect for the duration of Executive's employment with the Company; provided, however, that after the termination of Executive's employment during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

15.      Successors and Binding Agreement.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

         (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

         (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 15(a) and 15(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 15(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

16. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed by the recipient), or five
(5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized courier service for overnight/next-day delivery, such as FedEx, UPS, or the United States Postal Service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

17. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws of such Commonwealth.

18. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

19. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto. Whenever used herein, the masculine includes the feminine.

20. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Sections 2, 3, 7, 9, 10, and 11 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

NOVELL, INC.

By:
/s/ Jack L. Messman
-------------------
Name:  Jack L. Messman
Title: Chairman and Chief Executive Officer

EXECUTIVE

/s/ Ronald W. Hovsepian
-----------------------
Ronald W. Hovsepian

                                                                         Annex A

             SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

         THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the "Agreement") is made as of this ___ day of __________, ____, by and between Novell, Inc. (the "Company") and _______________ ("Executive").

         WHEREAS, Executive formerly was employed by the Company as ________;

         WHEREAS, Executive and Company entered into the Severance Agreement, dated ____ ____, 200_, (the "Severance Agreement") which provides for certain benefits in the event that Executive's employment is terminated on account of a reason set forth in the Severance Agreement;

         WHEREAS, Executive and the Company mutually desire to terminate Executive's employment on an amicable basis, such termination to be effective _________ ____, ____ ("Date of Resignation"); and

         WHEREAS, in connection with the termination of Executive's employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

         NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

         1. (a) Executive, for and in consideration of the commitments of the Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive's heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive's employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive's employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, [STATE FAIR EMPLOYMENT PRACTICE LAW], and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

                  (b) To the fullest extent permitted by law, and subject to the provisions of paragraph 11 below, Executive represents and affirms that
(i) [OTHER THAN _______,] Executive has not filed or caused to be filed on Executive's behalf any claim for relief against the Company or any Releasee and, to the best of Executive's knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive's behalf; (ii) [OTHER THAN _______,] Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company's legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

         2. [THE COMPANY, FOR AND IN CONSIDERATION OF THE COMMITMENTS OF THE EXECUTIVE AS SET FORTH IN THIS AGREEMENT, AND INTENDING TO BE LEGALLY BOUND, DOES HEREBY REMISE, RELEASE AND FOREVER DISCHARGE THE EXECUTIVE FROM ALL CLAIMS, DEMANDS OR CAUSES OF ACTION ARISING OUT OF FACTS OR OCCURRENCES PRIOR TO THE DATE OF THIS AGREEMENT, BUT ONLY TO THE EXTENT THE COMPANY KNOWS OR REASONABLY SHOULD KNOW OF SUCH FACTS OR OCCURRENCE AND ONLY TO THE EXTENT SUCH CLAIM, DEMAND OR CAUSE OF ACTION RELATES TO A VIOLATION OF APPLICABLE LAW OR THE PERFORMANCE OF EXECUTIVE'S DUTIES WITH THE COMPANY; PROVIDED, HOWEVER, THAT THIS RELEASE OF CLAIMS SHALL NOT IN ANY CASE BE EFFECTIVE WITH RESPECT TO ANY CLAIM BY THE COMPANY ALLEGING A BREACH OF THE EXECUTIVE'S OBLIGATIONS UNDER THIS AGREEMENT.]

[NOTE: PARAGRAPH 2 ONLY APPLIES IF EXECUTIVE IS RECEIVING SEVERANCE BENEFITS ON ACCOUNT OF AN INVOLUNTARY TERMINATION ASSOCIATED WITH A CHANGE IN CONTROL.]

         3. In consideration of the Company's agreements as set forth in paragraph 6 herein, Executive agrees to be comply with the limitations described in Sections 10 and 11 of the Severance Agreement.

         4. Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive's employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

         5. Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive's employment and the termination of Executive's employment, irrespective of the truthfulness or falsity of such statement.

         6. In consideration for Executive's agreement as set forth herein, the Company agrees:

[NOTE: THE FOLLOWING SEVERANCE BENEFITS WOULD APPLY IF THE EXECUTIVE HAS AN INVOLUNTARY TERMINATION PRIOR TO A CHANGE IN CONTROL.]

                  (i) [TO PAY EXECUTIVE 150% OF EXECUTIVE'S BASE PAY (AS DEFINED IN THE SEVERANCE AGREEMENT) [FOR THE SEVERANCE PERIOD (AS DEFINED IN THE SEVERANCE AGREEMENT), PAYABLE IN EQUAL INSTALLMENTS, CONSISTENT WITH THE COMPANY'S PAST PAYROLL PRACTICES, COMMENCING WITH THE FIRST PAYROLL PERIOD THAT OCCURS AFTER THE PERIOD DURING WHICH EXECUTIVE'S RIGHT TO REVOKE EXECUTIVE'S ACCEPTANCE TO THE TERMS OF THIS AGREEMENT HAVE EXPIRED.] OR [, PAYABLE IN A LUMP SUM, WITHIN THIRTY (30) DAYS AFTER EXECUTIVE'S DATE OF RESIGNATION (OR THE END OF THE REVOCATION PERIOD SET FORTH IN THIS AGREEMENT, IF LATER).]

                  (ii) TO PAY EXECUTIVE EXECUTIVE'S PRO RATED INCENTIVE PAY (AS DEFINED IN THE SEVERANCE AGREEMENT) FOR THE YEAR IN WHICH EXECUTIVE'S DATE OF RESIGNATION OCCURS. SUCH PRO RATED INCENTIVE PAY SHALL BE PAID TO EXECUTIVE [FOR THE SEVERANCE PERIOD PAYABLE IN EQUAL INSTALLMENTS, CONSISTENT WITH THE COMPANY'S PAST PAYROLL PRACTICES, COMMENCING WITH THE FIRST PAYROLL PERIOD THAT OCCURS AFTER THE PERIOD DURING WHICH EXECUTIVE'S RIGHT TO REVOKE EXECUTIVE'S ACCEPTANCE TO THE TERMS OF THE RELEASE HAS EXPIRED.] OR [PAID IN A LUMP SUM, WITHIN THIRTY (30) DAYS AFTER EXECUTIVE'S DATE OF RESIGNATION (OR THE END OF THE REVOCATION PERIOD SET FORTH IN THIS AGREEMENT, IF LATER).]

                  (iii) [FOR A PERIOD OF TWELVE (12) MONTHS FOLLOWING EXECUTIVE'S DATE OF RESIGNATION, EXECUTIVE SHALL CONTINUE TO RECEIVE THE MEDICAL AND DENTAL COVERAGE IN EFFECT ON EXECUTIVE'S DATE OF RESIGNATION (OR GENERALLY COMPARABLE COVERAGE) FOR EXECUTIVE AND, WHERE APPLICABLE, EXECUTIVE'S SPOUSE AND DEPENDENTS, AS THE SAME MAY BE CHANGED FROM TIME TO TIME FOR EMPLOYEES GENERALLY, AS IF EXECUTIVE HAD CONTINUED IN EMPLOYMENT DURING SUCH PERIOD.] OR [PAY EXECUTIVE CASH IN A LUMP SUM PAYMENT EQUAL TO EXECUTIVE'S AFTER-TAX COST OF CONTINUING COMPARABLE MEDICAL AND DENTAL COVERAGE FOR THE TWELVE (12) MONTH PERIOD FOLLOWING EXECUTIVE'S DATE OF RESIGNATION]. [THE COMPANY SHALL TAKE ALL COMMERCIALLY REASONABLE EFFORTS TO PROVIDE THAT THE COBRA HEALTH CARE CONTINUATION COVERAGE PERIOD UNDER SECTION 4980B OF THE CODE, SHALL COMMENCE IMMEDIATELY AFTER THE FOREGOING TWELVE (12) MONTH BENEFIT PERIOD, WITH SUCH CONTINUATION COVERAGE CONTINUING UNTIL THE EARLIER OF (I) THE END OF THE APPLICABLE COBRA HEALTH CARE CONTINUATION COVERAGE PERIOD OR (II) THE DATE ON WHICH EXECUTIVE IS COVERED BY THE MEDICAL AND DENTAL COVERAGE OF EXECUTIVE'S SUCCESSOR EMPLOYER, IF ANY.]

                  (iv) WITH RESPECT TO ANY COMPANY STOCK OPTIONS HELD BY THE EXECUTIVE AS OF EXECUTIVE'S DATE OF RESIGNATION, THE PORTION OF EXECUTIVE'S STOCK OPTIONS, IF ANY, WHICH WOULD HAVE VESTED AND BECOME EXERCISABLE WITHIN THE ONE (1) YEAR PERIOD AFTER THE EXECUTIVE'S DATE OF RESIGNATION SHALL BECOME VESTED AND

EXERCISABLE AS OF EXECUTIVE'S DATE OF RESIGNATION, SUCH OPTIONS, PLUS ANY OTHER OPTIONS THAT PREVIOUSLY BECAME EXERCISABLE AND HAVE NOT EXPIRED OR BEEN EXERCISED, TO REMAIN EXERCISABLE, NOTWITHSTANDING ANYTHING IN ANY OTHER AGREEMENT GOVERNING SUCH OPTIONS, FOR THE LONGER OF (A) A PERIOD OF SIX (6) MONTHS AFTER THE EXECUTIVE'S DATE OF RESIGNATION, OR (B) THE PERIOD SET FORTH IN THE AWARD AGREEMENT COVERING THE OPTION, SUBJECT IN EITHER CASE ONLY TO THE ORIGINAL TERM OF THE OPTION. ANY STOCK OPTIONS HELD BY EXECUTIVE THAT ARE NOT EXERCISABLE AS OF THE EXECUTIVE'S DATE OF RESIGNATION SHALL TERMINATE AS OF THE EXECUTIVE'S DATE OF RESIGNATION.

                  (v) WITH RESPECT TO ANY SHARES OF COMPANY COMMON STOCK THAT ARE HELD BY THE EXECUTIVE THAT ARE, AT THE TIME OF EXECUTIVE'S DATE OF RESIGNATION, SUBJECT TO THE COMPANY'S REPURCHASE RIGHT UPON TERMINATION OF THE EXECUTIVE'S EMPLOYMENT ("RESTRICTED STOCK"), TO WAIVE SUCH REPURCHASE RIGHT AS TO THE NUMBER OF SHARES OF RESTRICTED STOCK THAT WOULD HAVE BECOME NO LONGER SUBJECT TO THE COMPANY'S REPURCHASE RIGHT WITHIN THE ONE (1) YEAR PERIOD AFTER THE EXECUTIVE'S DATE OF RESIGNATION.

                  (vi) PAY THE COST OF OUTPLACEMENT ASSISTANCE SERVICES FOR EXECUTIVE THAT ARE ACTUALLY PROVIDED BY AN OUTPLACEMENT AGENCY SELECTED BY EXECUTIVE, WHICH THE COMPANY PROVIDES PRIOR APPROVAL, WITH SUCH APPROVAL NOT TO BE UNREASONABLY WITHHELD, IN AN AMOUNT NOT TO EXCEED TWENTY PERCENT (20%) OF THE EXECUTIVE'S BASE PAY.

                  (vii) EXECUTIVE SHALL RECEIVE ANY AMOUNTS EARNED, ACCRUED OR OWING BUT NOT YET PAID TO EXECUTIVE AS OF EXECUTIVE'S DATE OF RESIGNATION, PAYABLE IN A LUMP SUM, AND ANY BENEFITS ACCRUED OR EARNED IN ACCORDANCE WITH THE TERMS OF ANY APPLICABLE BENEFIT PLANS AND PROGRAMS OF THE COMPANY.

EXCEPT AS SET FORTH IN THIS AGREEMENT, IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT RELEASEES DO NOT HAVE, AND WILL NOT HAVE, ANY OBLIGATIONS TO PROVIDE EXECUTIVE AT ANY TIME IN THE FUTURE WITH ANY PAYMENTS, BENEFITS OR CONSIDERATIONS OTHER THAN THOSE RECITED IN THIS PARAGRAPH, OR THOSE REQUIRED BY LAW, OTHER THAN UNDER THE TERMS OF ANY BENEFIT PLANS WHICH PROVIDE BENEFITS OR PAYMENTS TO FORMER EMPLOYEES ACCORDING TO THEIR TERMS.]

[NOTE: THE FOLLOWING SEVERANCE BENEFITS WOULD APPLY IF THE EXECUTIVE HAS AN INVOLUNTARY TERMINATION ASSOCIATED WITH A CHANGE IN CONTROL.]

                  (i) [TO PAY TO EXECUTIVE A LUMP SUM PAYMENT EQUAL TO (A) 2 TIMES BASE PAY (AS DEFINED IN THE SEVERANCE AGREEMENT), PLUS (B) 2 TIMES INCENTIVE PAY (AS DEFINED IN THE SEVERANCE AGREEMENT). PAYMENT SHALL BE MADE WITHIN THIRTY (30) DAYS AFTER THE EFFECTIVE DATE OF EXECUTIVE'S DATE OF RESIGNATION (OR THE END OF THE REVOCATION PERIOD SET FORTH IN THIS AGREEMENT, IF LATER).

                  (ii) TO PAY EXECUTIVE EXECUTIVE'S PRO RATED INCENTIVE PAY (AS DEFINED IN THE SEVERANCE AGREEMENT) FOR THE YEAR IN WHICH EXECUTIVE'S DATE OF

RESIGNATION OCCURS. SUCH PRO RATED INCENTIVE PAY SHALL BE PAID TO EXECUTIVE IN A LUMP SUM WITHIN THIRTY (30) DAYS AFTER THE EFFECTIVE DATE OF THE TERMINATION (OR THE END OF THE REVOCATION PERIOD SET FORTH IN THIS AGREEMENT, IF LATER).

                  (iii) [FOR A PERIOD OF TWENTY-FOUR (24) MONTHS FOLLOWING EXECUTIVE'S DATE OF RESIGNATION, EXECUTIVE SHALL CONTINUE TO RECEIVE THE MEDICAL AND DENTAL COVERAGE IN EFFECT ON EXECUTIVE'S DATE OF RESIGNATION (OR GENERALLY COMPARABLE COVERAGE) FOR EXECUTIVE AND, WHERE APPLICABLE, EXECUTIVE'S SPOUSE AND DEPENDENTS, AS THE SAME MAY BE CHANGED FROM TIME TO TIME FOR EMPLOYEES GENERALLY, AS IF EXECUTIVE HAD CONTINUED IN EMPLOYMENT DURING SUCH PERIOD] OR [PAY EXECUTIVE CASH IN A LUMP SUM PAYMENT EQUAL TO EXECUTIVE'S AFTER-TAX COST OF CONTINUING COMPARABLE MEDICAL AND DENTAL COVERAGE FOR THE TWENTY-FOUR (24) MONTH PERIOD FOLLOWING EXECUTIVE'S DATE OF RESIGNATION.] [THE COMPANY SHALL TAKE ALL COMMERCIALLY REASONABLE EFFORTS TO PROVIDE THAT THE COBRA HEALTH CARE CONTINUATION COVERAGE PERIOD UNDER SECTION 4980B OF THE CODE, SHALL COMMENCE IMMEDIATELY AFTER THE FOREGOING TWENTY-FOUR (24) MONTH BENEFIT PERIOD, WITH SUCH CONTINUATION COVERAGE CONTINUING UNTIL THE EARLIER OF (I) THE END OF THE APPLICABLE COBRA HEALTH CARE CONTINUATION COVERAGE PERIOD OR (II) THE DATE ON WHICH EXECUTIVE IS COVERED BY THE MEDICAL AND DENTAL COVERAGE OF EXECUTIVE'S SUCCESSOR EMPLOYER, IF ANY.]

                  (iv) TO PAY TO EXECUTIVE A LUMP SUM PAYMENT EQUAL TO THE TOTAL AMOUNT THAT EXECUTIVE WOULD HAVE RECEIVED UNDER THE COMPANY'S 401(k) PLAN AS A COMPANY MATCH IF EXECUTIVE WAS ELIGIBLE TO PARTICIPATE IN THE COMPANY'S 401(k) PLAN FOR THE TWENTY-FOUR (24) MONTH PERIOD AFTER EXECUTIVE'S DATE OF RESIGNATION AND EXECUTIVE CONTRIBUTED THE MAXIMUM AMOUNT TO THE PLAN FOR THE MATCH. PAYMENT SHALL BE MADE WITHIN THIRTY (30) DAYS AFTER THE EXECUTIVE'S DATE OF RESIGNATION (OR THE END OF THE REVOCATION PERIOD SET FORTH IN THIS AGREEMENT, IF LATER).

                  (v) [TO PAY TO EXECUTIVE A LUMP SUM PAYMENT EQUAL TO THE TOTAL PREMIUMS THAT THE COMPANY WOULD HAVE PAID UNDER EXECUTIVE'S SPLIT-DOLLAR LIFE INSURANCE POLICY, IF ANY, THAT IS IN EFFECT IMMEDIATELY PRIOR TO EXECUTIVE'S DATE OF RESIGNATION, IF EXECUTIVE WAS EMPLOYED BY THE COMPANY FOR THE TWENTY-FOUR (24) MONTH PERIOD FOLLOWING EXECUTIVE'S DATE OF RESIGNATION. PAYMENT SHALL BE MADE WITHIN THIRTY (30) DAYS AFTER THE EFFECTIVE DATE OF EXECUTIVE'S DATE OF RESIGNATION (OR THE END OF THE REVOCATION PERIOD SET FORTH IN THIS AGREEMENT, IF LATER)]. [NOTE: THE FOREGOING ONLY APPLIES IF EXECUTIVE HAS A SPLIT-DOLLAR ARRANGEMENT WITH THE COMPANY AND THE COMPANY IS REQUIRED TO MAKE PREMIUM CONTRIBUTIONS ON EXECUTIVE'S DATE OF RESIGNATION. THE TOTAL MONTHS COVERED BY THE PREMIUMS WILL BE REDUCED IF THE TERM OF THE POLICY IS SHORTER THAN THAT PROVIDED FOR EXECUTIVE.]

                  (vi) TO PAY TO EXECUTIVE A LUMP SUM PAYMENT EQUAL TO TWENTY PERCENT (20%) OF THE EXECUTIVE'S BASE PAY IN ORDER TO COVER THE COST OF OUTPLACEMENT ASSISTANCE SERVICES FOR EXECUTIVE. PAYMENT SHALL BE MADE WITHIN THIRTY (30) DAYS AFTER THE EFFECTIVE DATE OF EXECUTIVE'S DATE OF RESIGNATION (OR THE END OF THE REVOCATION PERIOD SET FORTH IN THIS AGREEMENT, IF LATER).

                  (vii) EXECUTIVE SHALL RECEIVE ANY AMOUNTS EARNED, ACCRUED OR OWING BUT NOT YET PAID TO EXECUTIVE AS OF EXECUTIVE'S DATE OF RESIGNATION, PAYABLE IN A LUMP SUM, AND ANY BENEFITS ACCRUED OR EARNED IN ACCORDANCE WITH THE TERMS OF ANY APPLICABLE BENEFIT PLANS AND PROGRAMS OF THE COMPANY.

EXCEPT AS SET FORTH IN THIS AGREEMENT, IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT RELEASEES DO NOT HAVE, AND WILL NOT HAVE, ANY OBLIGATIONS TO PROVIDE EXECUTIVE AT ANY TIME IN THE FUTURE WITH ANY PAYMENTS, BENEFITS OR CONSIDERATIONS OTHER THAN THOSE RECITED IN THIS PARAGRAPH, OR THOSE REQUIRED BY LAW, OTHER THAN UNDER THE TERMS OF ANY BENEFIT PLANS WHICH PROVIDE BENEFITS OR PAYMENTS TO FORMER EMPLOYEES ACCORDING TO THEIR TERMS.]

         7. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for Executive's acceptance and execution of, and in reliance upon Executive's representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company, Executive would only have been entitled to the payments provided in the Company's standard severance pay plan for employees.

         8. Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to him under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter Executive has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to him in connection with the termination of Executive's employment agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement.

         9. Executive agrees not to disclose the terms of this Agreement to anyone, except Executive's spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

         10. Executive represents that Executive does not presently have in Executive's possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the "Corporate Records") provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive's prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the

Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

         11. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's [DESIGNATED LEGAL, COMPLIANCE OR HUMAN RESOURCES OFFICERS]; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

         12. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

         13. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney's fees and costs.

         14. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

         15. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         16.      Executive certifies and acknowledges as follows:

                  (a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of Executive's employment relationship with the Company and the termination of that employment relationship;

                  (b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

                  (c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

                  (d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

                  (e) That the Company has provided him with a period of [TWENTY-ONE (21)] or [FORTY-FIVE (45)] days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to him; and

                  (f) Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

                            [SIGNATURE PAGE FOLLOWS]

         Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this ______ day of _______, ____.

_____________________________       Witness:________________________
[EXECUTIVE]

NOVELL, INC.

By:___________________________      Witness:________________________
Name:
Title: